EXHIBIT 10.4 - Intellectual Property Assignment

		  INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT
				BY AND BETWEEN
			      MR. CHRIS M. HYMEL
				     AND
			     SIGNAL ADVANCE, INC.


This INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT, dated as of February 15, 2008, is entered into by and between CHRIS M. HYMEL ("Assignor" or "Inventor"), an individual, 3515 County Road 81, Iowa Colony, TX, 77583, and SIGNAL ADVANCE, INC., a company registered with the State of Texas ("Assignee"), 2520 County Road 81, Rosharon, TX 77583. Assignor or Inventor and Assignee are each sometimes referred to herein as a "Party" and collectively as the "Parties" to this Agreement.

WHEREAS, Assignor has the right to assign the "U.S. Patent Application" as defined below and Assignee desires to acquire an ownership interest in the U.S. Patent Application at issue, subject to, inter alia, license back;

WHEREAS, Assignor desires and agrees to irrevocably assign to Assignee all of its rights, title and interest, on a worldwide basis, of its U.S. patent application, as set forth herein, that otherwise have not been transferred and assigned to Assignee, as well as certain and related trademark rights as set forth herein;

WHEREAS, except for any ownership interest already held by Assignee, Assignor is the sole owner of all rights, title and interest, including, without limitation, all intellectual property rights, in and to such proprietary products, patents and trademarks; and, with respect to the trademarks, Assignee is a successor to a portion of the business of the Assignor to which these trademarks pertain;

WHEREAS, Assignor has agreed to assign to Assignee all of its rights, title and interest on a worldwide basis, all intellectual property rights of said U.S. Patent Application, to the full extent that Assignor has such rights and subject to and contingent upon Assignor having the right and necessary consents to assign such license; and

WHEREAS, to enable Assignor to continue its current use of certain proprietary products, Assignee is willing to grant to Assignor a license back to certain rights in such proprietary products as set forth herein;


NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS
For the purposes of this Agreement, the following terms will have the meanings ascribed to them as follows:

1.1 "Intellectual Property" means the Proprietary Products, Proprietary Business Information, Proprietary Information, Third Party Products, Trademarks and Patents and/or Patent Applications.

1.2 "Patent" or "Patent Application'" means the U.S. patent application entitled "Utility and Method for the Application of Signal Advance Amplification to Analog Waveform Signal Detection, Acquisition and Processing" plus any and all subsequent Continuation-in-Part Application(s).

1.3 "Price" means milestone-based payments or equity value increase totaling $3.5M, as described under Section 2.7(b) and Section 2.7(c) (Royalty payments).

1.4 "Proprietary Business Information" means any confidential or proprietary information, know-how, or trade secret described or comprised in or relating to the general business operations of Assignee, excluding Proprietary Information, that exists as of the Effective Date or that is subsequently provided by Assignor to Assignee at its sole discretion, and that is not in the public domain or regularly disclosed by Assignor to third parties without confidentiality restrictions.

1.5 "Proprietary Information" means any confidential or proprietary information, know-how, or trade secret described or comprised in or relating to the Assigned Property that is not in the public domain or regularly disclosed by Assignee to third parties without confidentiality restrictions.

1.6 "Proprietary Products" means the products, such as including but without limitation, all user manuals, reference manuals and other documentation and materials relating thereto; and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof.

1.7 "Trademarks" means the product marks and logos and all rights and goodwill associated therewith.

1.8 "Third Party Products" means a mutually agreed upon or to be mutually agreed upon subset of products selected by the Parties, including, without limitation, any software and firmware relating thereto; all user manuals, reference manuals and other documentation and materials relating thereto; and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof provided by the third-party licensor of such products to Assignor.

2. ASSIGNMENT
Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee the following rights (collectively, the "Rights"):

2.1 Proprietary Products. Subject to the terms and conditions of this Assignment, Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all of its rights, title and interest of every kind and character throughout the world in and to the U.S. Patent Application to the full extent of its ownership or interest therein; including, without limitation, all federal, state, foreign, statutory and common law and other rights in the U.S. patent application and related trademark. Upon Assignee's reasonable request, Assignor will promptly take such actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Proprietary Products.

2.2 Proprietary Information. Subject to the terms and conditions of this Assignment, Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all of its rights, title and interest of every kind and character throughout the world in and to the Proprietary Information to the full extent of its ownership or interest therein.

2.3 Third Party Products. Subject to the terms and conditions of this Assignment, and subject to and contingent upon Assignor obtaining any necessary and applicable third party consents, Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all rights, title and interest of every kind and character throughout the world in and to the Third Party Products and any license agreements related thereto to the full extent of Assignor's rights or interest therein (if any). Upon Assignee's request, Assignor will promptly take such actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Third Party Products and any license agreements related thereto.

2.4 Patents. Subject to the terms and conditions of this Agreement, Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all of its rights, title and interest of every kind and character throughout the world, in and to the relevant Patent to the full extent of its ownership or interest therein of the Patent Application, entitled "Utility and Method for the Signal Advance Amplification to Analog Waveform Signal Detection,Acquisition and Processing," plus any and all Continuation-in-Part Application(s). More specifically and subject to Section 3, below, the scope of this assignment covers all electrophysiological applications of Signal Advance Amplification to Analog Waveform Signal Detection, Acquisition and Processing, but does not extend beyond the same.

Even applications that are not primarily electrophysiological in nature but incorporates electrophysiological applications are within the scope of this Assignment. Also, assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all rights to causes of action and remedies related thereto (including, without limitation, the right to sue for past,present or future infringement, misappropriation or violation of rights related to the foregoing); and any and all other rights and interests arising out of, in connection with or in relation to the Patent Application, and the Patent should it issue. Upon Assignee's request, Assignor will promptly take such actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Patent Application, and the Patent should it issue.

2.5 Trademarks. Subject to the terms and conditions of this Agreement, Assignor hereby assigns, conveys, sells, grants and transfers and agrees to assign, convey, sell, grant and transfer to Assignee, its successors and assigns all of its rights, title and interest of every kind and character throughout the world, in and to the related Trademarks to the full extent of its ownership or interest therein; including, without limitation, all federal, state, foreign, statutory and common law and other rights; all domestic and foreign trademark applications and registrations therefor (and all extensions and renewals of such applications and registrations, and the right to apply for any of the foregoing); all goodwill associated therewith symbolized by the Trademarks and the portion of the business of the Assignor to which the Trademarks pertain; all rights to causes of action and remedies related thereto (including, without limitation, the right to sue for past, present or future infringement, misappropriation or violation of rights related to the foregoing); and any and all other rights and interests arising out of, in connection with or in relation to the Trademarks. Upon Assignee's request, Assignor will promptly take such other actions, including, without limitation, the prompt execution and delivery of documents in recordable form, as may be reasonably necessary to vest, secure, perfect, protect or enforce the rights and interests of Assignee in and to the Trademarks.

2.6 Further Assurances For Third Party Products. Assignor and Assignee will use their respective reasonable best efforts to obtain any consent, approval or amendment required to novate and/or assign the Third Party Products; provided, however, that, except for filing and other administrative charges, Assignee shall not be obligated to pay any consideration therefor to the third party from whom such consents, approvals and amendments are requested. In the event and to the extent that Assignee and Assignor are unable to obtain any such required consent, approval or amendment, or if any attempted assignment would be ineffective or would adversely affect the rights of Assignor with respect to any Third Party Product so that Assignee would not in fact receive all the rights with respect to such Third Party Product, Assignor and Assignee will cooperate (to the extent permitted by law or the terms of any applicable agreement) in a mutually agreeable arrangement under which Assignee would, to the extent possible and permissible under any applicable agreement, obtain the benefits and assume the obligations with respect to such Third Party Product, in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Assignee, or under which Assignor would enforce for the benefit of Assignee, with Assignee assuming Assignor's obligations, any and all rights of Assignor against a third party thereto. Assignor shall, without further consideration therefor, pay and remit to Assignee promptly all monies, rights and other considerations received in respect to Assignee's performance of such obligations and Assignee shall remit to Assignor (or pay directly) all amounts due with respect to such Third Party Products to such third parties. If and when any such consent shall be obtained or such Third Party Product shall otherwise become assignable or able to be novated, Assignor shall promptly assign and novate all of its rights and obligations thereunder to Assignee without payment of further consideration and Assignee shall, without the payment of any further consideration therefor, assume such rights and obligations and Assignor shall be relieved of any and all liability hereunder.

2.7 ASSIGNEE Responsibilities. In addition to its other obligations under this Agreement, ASSIGNEE shall have the following responsibilities:

(a) Development. ASSIGNEE will be responsible for funding and executing of all its activities required for any regulatory approval, development, implementation and commercialization of any Assigned Product or Service within the Assigned Field, including but not limited to, research, manufacturing, clinical trials, Regulatory Filings, governmental approvals (including, but not limited to, Regulatory Approvals), sales and marketing. In fulfilling its responsibilities, ASSIGNEE shall assume and incur all costs and expenses with the research and development activities which are necessary to obtain any Regulatory Approval for the Assigned Product or Service and shall diligently pursue and conduct such activities as may be reasonably and commercially necessary in order to obtain Regulatory Approval for the Assigned Product or Service. Except as otherwise provided herein, ASSIGNEE shall own and control all documents and information it generates in the course of the preceding activities and under this Agreement. When commercially prudent, ASSIGNEE will proceed with the Regulatory Approval and development of the Assigned Product or Service for all feasible applications of the technology.

Thereafter, ASSIGNEE shall use all reasonable effort to effect introduction of Assigned Products or Services which incorporate the Patent Pending or Patented Technology into the commercial market as soon as practicable, consistent with sound and reasonable business practices and judgment. Also, ASSIGNEE shall exert its best efforts to develop and market Assigned Products and Services, and shall further exert its best efforts to increase and extend the commercialization of Assigned Products in the United States and such other countries as ASSIGNEE shall in its sole discretion, deem of economic interest. ASSIGNEE shall commence advertising and marketing Assigned Products and Services not later than 24 months following the granting of the patent at issue.

(b) Payment/Milestone Schedule. ASSIGNEE agrees to pay to ASSIGNOR an amount of Three Million Five Hundred Thousand Dollars ($3.500,000) total. Partial payments amounts are contingent upon the following:

1) Upon execution of this assignment agreement...........................$0.50M

2) Upon conversion of the Provisional patent application to the
   Nonprovisional Patent Application.....................................$0.75M

3) Upon the receipt of the Notice of Allowance for the patent application entitled "Utility and Method for the Application of Signal Advance Amplification to Analog Waveform signal detection, Acquisition and
   Processing"...........................................................$1.00M

4) Upon the Issuance of the Patent entitled "Utility and Method for the Application of Signal Advance Amplification to Analog Waveform signal detection, Acquisition and Processing"................................$1.25M

The preceding payments would be superseded by an increase in ASSIGNOR's equity value equivalent to Three Million Five Hundred Thousand Dollars ($3,500,000) or greater in total, or an incremental increase by the date of each milestone in an amount equal to or greater than the amount indicated in the payment schedule based on the ASSIGNOR's equity value on the effective date of this assignment. The basis for this Equity value as of the effective date of this agreement is $4 million (e.g. 10 million shares at $0.40/share). No payments would be due on achieving these milestones if ASSIGNOR has already realized an equivalent increase or greater in the value of ASSIGNOR's equity in Signal Advance, Inc. on the date on which each milestone is achieved.

For example, if milestones 1 and 2 have already been achieved and paid in full in either cash or equity. The amounts due when milestones 3 and 4 are achieved will be reduced or eliminated, (but not increased), if the ASSIGNOR's equity value in the company increases relative to the basis defined previously due to a change in stock price. Thus, for the $1.00M payment due on achieving milestone 3, if the stock price is $0.40/share or lower then there is no increase in ASSIGNOR's equity value so a payment of $1.00M would be required. If the stock price is $0.50/share or higher then no payment to ASSIGNOR will be required because ASSIGNOR's equity increased by at least $1.00M. If the stock price is $0.46/share then the ASSIGNOR's equity will have increased by $600K so a payment of either cash of equity of the reminder, $400K, would be required.

(c) Royalties.

ASSIGNEE shall pay ASSIGNOR the following Royalties on the Net Sales/License Fees during the Royalty Period with respect to all Products or Licenses derived from INTELLECTUAL PROPERTY.

	Covered Net Sales During Calendar Year Royalty Rate

	$0 to $10 Million			 6%

	Incremental sales $10 to $25 Million	 8%

	Incremental sales above $25 Million	10%

For example, if Net Sales or License Fees during a calendar year of all Licensed Products are $35 million, the total Royalties to be paid would be $2.8 million (6% of the first $10 million equals $0.6 Million; plus 8% of the next $15 million equals $1.2 million; plus 10% of the next incremental $10 million equals $1.0.million). Royalty rates under this Sub-Section 2.7(c) will be based upon the cumulative volume of Net Sales and/or License Fees derived from INTELLECTUAL PROPERTY.

(d) Automatic Termination For Non-Payment. If payments are not made according to the payment schedule above (in cash or equivalent equity) or should the value of the ASSIGNOR's equity stake in Signal Advance, Inc. not increase by $3.5M over the same time period, notwithstanding an amount equal to or greater than the amount due on the date on which each milestone is achieved, notwithstanding anything to the contrary in this Agreement, this Assignment Agreement and the assignment granted to the ASSIGNEE shall forthwith terminate and be of no further force and effect and the assignment and all other rights granted Assignee hereunder shall terminate if, after the 60th day after each milestone above has been achieved, the respective payment has not been paid in full to ASSIGNOR and ASSIGNOR not have received total royalty payments accordingly.

(e) Indemnification. Assignee agrees that it will defend, indemnify and hold harmless Assignor, its employees, officers, and agents and each of them (the "Indemnified Parties") from and against any and all claims and causes of action of any nature made or lawsuits or other proceedings filed or otherwise instituted against the Indemnified parties relating directly or indirectly to or arising out of the resign, manufacture and the sale of License Products by Assignee or its Affiliates or any of their assignees even though such claims, causes of action, lawsuits or other Proceedings result in whole or in part from the negligence of any or all of the Indemnified Parties.

Assignee will assume responsibility of all costs and expenses related to such claims and lawsuits for which it shall indemnify the Indemnified Parties, including, but not limited to, the payment of all attorneys' fees and costs of litigation or other defense.

(f) Third-party infringement. Assignor expressly agrees to assume full responsibility for taking all action with respect to filing and obtaining patents and other suitable forms of protection in the United States. Assignor also has the primary option to file and obtain patents and other suitable forms of protection in any foreign country in which Assignor desires to perfect such right, at ASSIGNOR's sole expense from and after the Agreement Date. If Assignor does not exercise the above option, then Assignee has the right to file and obtain patents and other suitable forms of protection in any foreign country at its sole expense. Further, if Assignee has exercised its right with respect to foreign patents, then Assignor shall cooperate fully with Assignee in the preparation, filing and prosecution of all foreign patent applications filed pursuant to this paragraph, which cooperation shall include, but not be limited to, execution by Assignor and its faculty and other employees of any and all such papers and instruments as are necessary or helpful to Assignee in preparing, filing and prosecuting all foreign patent applications.

If any Assigned Patent is infringed by a third party, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing, which notice shall set forth the facts of such infringement in reasonable detail. Assignor shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement, through counsel of its own choice, and Assignee shall have the right, at its own expense, to be represented in such action by counsel of its own choice. If Assignor shall fail to bring such action or proceeding within a period of one hundred twenty (120) days after receiving written notice from Assignee or otherwise having knowledge of such infringement, Assignee shall have the right to bring and control any such action by counsel of its own choice, and Assignor shall have the right, at its own expense, to be represented in any such action or proceeding. In any event, the second Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and to prosecute such suit. The costs and expenses of all suits brought by Assignor under this section shall be reimbursed to both parties out of any damages or other monetary awards recovered therein in favor of Assignor and/or Assignee. Any remaining damages awarded shall then be provided fifty percent (50%) to the Assignor and fifty percent (50%) to Assignee. All costs and expenses associated with any action brought by Assignee under this section shall be the responsibility of Assignee alone, and, in such an event, all damages or other monetary awards shall belong to Assignee alone. No settlement or consent judgment or other voluntary final disposition of a suit under this Section may be entered into without the joint consent of Assignor and Assignee (which consent shall not be withheld unreasonably).

Each Party shall promptly inform the other of any suspected infringement of any Assigned Patent Rights or misuse, misappropriation, theft or breach of confidence of other Proprietary Rights in the Technology by a third party, and with respect to such activities as are suspected, Assignor and Assignee each shall have the right to institute an action for infringement, misuse, misappropriation, theft or breach of confidence of the Proprietary Rights against such third party in accordance with the following:

(i) If Assignor and Assignee agree to institute suit jointly, the suit shall be brought in both their names, the out-of-pocket costs thereof shall be borne equally, and recoveries, if any, whether by judgment, award, decree or settlement, shall be shared equally. Assignee shall exercise control over such action, provided, however, that Assignee may if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Assignee.

(ii) In the absence of an agreement to institute a suit jointly, Assignor may institute suit, and, at its option, join Assignee as a plaintiff. Assignor shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement.

(iii) In the absence of an agreement to institute a suit jointly and if Assignor determines not to institute a suit as provided in (b) above, Assignee may institute a suit and, at its option, join Assignor as a plaintiff. Assignor shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement.

(iv) Should either Assignor or Assignee commence a suit under the provisions of this Article and thereafter elect to abandon the same, it shall give timely notice to the other Party who may, if it so desires, continue prosecution of such suit. If the other Party desires to continue prosecution it shall bear the entire cost of continuation of such suit and shall be entitled to retain the entire amount of any recovery by way of judgment, award, decree or settlement in such suit.

Neither ASSIGNOR or ASSIGNEE shall settle any actions covered by this Article without first obtaining the consent of the other party, which consent will not be unreasonably withheld. The Assignor shall not be liable for any losses incurred as the result of an action for infringement brought against the Assignee as the result of Assignee's exercise of any right granted under this Agreement. The decision to defend or not defend shall be in Assignee's sole discretion.

(g) Abandonment. If as to a Assigned Product or Service, ASSIGNEE either (i) fails to commence the development of a Assigned Product or Service, as provided above, or (ii) does not fully develop and commercialize any other Assigned Product or Service hereunder as to which development has commenced or which is scheduled to commence, then as to such Assigned Product or Service, the license herein granted shall cease, and all data, reports, and information developed by ASSIGNEE with respect to such Assigned Product or Service shall be provided to ASSIGNOR so that it or its subASSIGNEE or sublicense may file for or continue to obtain Regulatory Approval, and ASSIGNEE shall assign to ASSIGNOR all rights of ASSIGNEE in and to any Regulatory Approval applications made with respect to such Assigned Product or Service.

(h) i) If ASSIGNEE shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of ASSIGNEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of ASSIGNEE or otherwise, this Agreement shall automatically terminate, inasmuch as permitted under applicable and prevailing law.

ii) Notwithstanding any other provision of this Agreement, should ASSIGNSEE fail in its payment to ASSIGNOR of money due in accordance with the terms of this Agreement, ASSIGNOR shall have the right to serve notice upon ASSIGNEE by certified mail of its intention to terminate this Agreement within thirty (30) days after receipt of said notice of termination unless ASSIGNEE shall pay to ASSIGNOR, within the thirty (30) day period, all such money due and payable. Upon the expiration of the thirty (30) day period, if ASSIGNEE shall not have paid all such money due and payable, the rights, privileges and license granted hereunder may be immediately terminated by ASSIGNOR. If the parties dispute the amount or existence of any underpayment, either party may invoke the provisions of Article 8 within the thirty (30) day period.

iii) Upon any material breach or default of this Agreement by ASSIGNEE, other than those occurrences set out in paragraphs 3.4, 7.1 and 7.2 hereinabove, which shall always take precedence over any material breach or default referred to in this paragraph 7.3, ASSIGNOR shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety
(90) days' notice by certified mail to ASSIGNEE. Such termination shall become effective unless ASSIGNEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of ASSIGNOR'S notice of termination. If such breach or default cannot be cured within said ninety
(90) day period, the terminated party may invoke the provisions of Article 8, if it disputes such termination.

iv) Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. ASSIGNEE and/or any sub-ASSIGNEE thereof may, however, after the effective date of such termination, sell all Licensed Products, complete Licensed Products in the process of manufacture at the time of such termination and sell the same, and complete all existing contracts to provide Licensed Products and Licensed Services provided that ASSIGNEE shall pay to ASSIGNOR the royalties thereon as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

v) Unless earlier terminated as herein provided, this Agreement shall expire simultaneously with the last to expire of the Patent Rights.

3. LICENSE

3.1 Subject to the terms and conditions of this Agreement, Assignor hereby grants and agrees to grant to Assignee a worldwide, royalty-free, fully paid up, perpetual, irrevocable, nonexclusive, transferable right and license (with the right to sublicense) to copy and use Proprietary Business Information for the purposes of conducting Assignee's business; provided, however, Assignee takes such steps as are reasonably necessary to protect Assignor's rights in the Proprietary Business Information, including by providing the same protection that Assignor affords to Proprietary Business Information and by treating Proprietary Business Information as confidential information, if appropriate.

3.2 Subject to the terms and conditions of this Agreement, Assignee hereby grants and agrees to grant to Assignor a worldwide, royalty-free, fully paid up, perpetual, irrevocable, non-exclusive license to make, use, sell or offer to sell the ASSIGNOR's Proprietary Information and related intellectual property in areas of research & development, marketing and sales i) beyond any electro-physiological applications relative to Signal Advance Amplification to Analog Waveform Signal Detection, Acquisition and Processing, and ii) any electro-physiological applications relative to Signal Advance Amplification to Analog Waveform Signal Detection, Acquisition and Processing, in which Assignee is not actively pursuing, have sought patent protection or not actively marketing. Furthermore, in addition to and without limiting the foregoing, the ASSIGNOR shall have the royalty-free right to use in its business, and to use, make and sell Product, processes, and/or services derived from any Inventions, as well as to assign and/or license such rights to others without any or further compensation to ASSIGNEE.


4. PAYMENT

As payment for the assignment of Rights and the assignment granted in this Agreement, Assignee will pay to Assignor the Price, per the terms of this assignment agreement for intellectual property described in the patent application entitled "Utility and Method for the Application of Signal Advance Amplification to Analog Waveform Signal Detection, Acquisition and Processing" the receipt and full satisfaction of which is hereby acknowledged by the Parties.


5. REPRESENTATIONS AND WARRANTIES

UNLESS EXPLICITLY STATED OTHERWISE IN THIS AGREEMENT, THE ASSIGNED PROPERTY AND PROPRIETARY BUSINESS INFORMATION ARE PROVIDED "AS IS" AND THE PARTIES HEREBY DISCLAIM ALL WARRANTIES OF ANY KIND WITH RESPECT TO ANY OF THE ASSIGNED PROPERTY OR PROPRIETARY BUSINES INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

6. LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES, OR DAMAGES FOR ANY LOSS OF PROFITS, REVENUE OR BUSINESS, EVEN IF SUCH PARTY IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. The Parties acknowledge that the limitation of liability in this Agreement and the allocation of risk that it implements is an essential element of the bargain agreed to by the Parties, without which the Parties would not have entered into this Agreement.


7. GENERAL

7.1 This Agreement, and all disputes, claims or controversies arising under or relating to this Agreement or the breach, termination or validity hereof, or any transaction contemplated hereby shall be governed by and settled in accordance with the laws of the State of Texas.

7.2 If either Party commences any action or proceeding against the other Party to enforce this Agreement or any of such Party's rights hereunder, the prevailing Party will be entitled to its reasonable expenses related to such action or proceeding, including reasonable attorneys' and expert fees.

7.3 No delay, failure or waiver by either Party to exercise any right or remedy under this Agreement, and no partial or single exercise, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

7.4 If any provision of this Agreement is determined to be invalid or unenforceable, the validity or enforceability of the other provisions or of this Agreement as a whole will not be affected; and, in such event, such provision will be changed and interpreted so as best to accomplish the objectives of such provision within the limits of applicable law or applicable court decision.

7.5 Except as provided above, this Agreement serves to document formally the entire understanding between the Parties relating to the subject matter hereof, and supersedes and replaces any prior or contemporaneous agreements, negotiations or understandings (whether oral or written), relating generally to the same subject matter.

7.6 No amendment or modification of any provision of this Agreement will be effective unless in writing and signed by a duly authorized signatory of the Party against which enforcement of the amendment or modification is sought.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


CHRIS M. HYMEL 				SIGNAL ADVANCE, INC.
3515 County Road 81 			2520 County Road 81
Iowa Colony, TX, 77583 			Rosharon, TX 77583

By Signature:  /s/ Chris M. Hymel       By Signature:  /s/ Herbert Joe
              ____________________                    ____________________

Name (Print):	Chris M. Hymel		Name (Print):	Herbert Joe
Title:	 	SELF 			Title:		Secretary